Exhibit 5.1

Jon E. Gavenman

T: +1 650 843 5055

jgavenman@cooley.com

April 15, 2014

Cardica, Inc.

900 Saginaw Drive

Redwood City, CA 94063

RE: Cardica, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cardica, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an aggregate of 5,175,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), 6,874 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”) and 687,400 shares of Common Stock issuable upon conversion of the Preferred Shares. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-194039), which was declared effective on April 15, 2014, including the prospectus which forms a part of such Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Shares to be convertible for more shares of the Company’s common stock than the number that then remain authorized but unissued.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cardica, Inc.

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On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the Common Stock issuable upon the conversion of the Preferred Shares, when issued upon the conversion of the Preferred Shares in accordance with the terms thereof, will be validly issued, outstanding, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

[Signature page to follow]

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cardica, Inc.

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Very truly yours,

Cooley LLP

By:      /s/ Jon E. Gavenman

            Jon E. Gavenman

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM